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                                                                    EXHIBIT 99.1

[GRAPHIC] United/(R)/ Rentals

FOR IMMEDIATE RELEASE
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                   UNITED RENTALS PRICES SENIOR NOTES OFFERING

GREENWICH, CT, April 4, 2003 - United Rentals, Inc. (NYSE: URI) announced today that it priced an offering of $200 million aggregate principal amount of 10-3/4% Senior Notes due 2008. The initial offering price will be 103.5% of the aggregate principal amount, resulting in gross proceeds of $207 million and an effective yield to maturity of 9.676%. The Notes will have the same terms as the Company's outstanding 10-3/4% Senior Notes due 2008 issued in April 2001 and will be governed by the same indenture. The transaction is expected to settle on April 9, 2003. The Company expects to use the net proceeds of the offering to repay outstanding borrowing under its accounts receivable securitization facility, which continues to remain available.

The Notes are offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "contemplates," "expects," "will," or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. The offering has not been completed and its completion is subject to a variety of uncertainties, including general market conditions and changes in the Company's business and operations. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com
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